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                                                                    EXHIBIT 23.4

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Frame Technology Corporation which is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 033-62167) of Adobe Systems Incorporated for the registration of its common stock and to the incorporation by reference therein of our report dated January 28, 1994, with respect to the consolidated balance sheet of Aldus Corporation as of December 31, 1993 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1993, included in the 1994 Report on Form 10-K of Adobe Systems Incorporated.

                                          ERNST & YOUNG LLP

Seattle, Washington
September 20, 1995